PubMatic Announces Planned Retirement of Chief Financial Officer Steve Pantelick
Pantelick to serve as CFO into the first quarter of 2027, then as senior adviser through July 1, 2027; search for his successor underway
NO-HEADQUARTERS/REDWOOD CITY, Calif., Aug. 6, 2026 (BUSINESS WIRE) PubMatic, Inc. (Nasdaq: PUBM), the leading AI-powered ad tech company delivering digital advertising performance, today announced that Steve Pantelick, Chief Financial Officer, intends to retire after fifteen years in the role. Pantelick will continue to serve as Chief Financial Officer into the first quarter of 2027, and then as a senior adviser through July 1, 2027, to support continuity and a smooth transition. The Company has initiated a search for his successor.
Since joining PubMatic in 2011, Pantelick has played a central role in the company's growth from a privately held business into a global public company, leading its finance and legal organizations including accounting, tax, treasury, SEC reporting and investor relations. Since its 2020 initial public offering, revenue has nearly doubled, and the company has generated approximately $450 million in net cash provided by operating activities, returned nearly half of it to shareholders through the repurchase of more than $211 million of its shares, and maintained a debt-free balance sheet.
Under Pantelick's leadership, PubMatic has been profitable on an adjusted EBITDA basis for 41 consecutive quarters, a streak that began in 2016, more than four years before the IPO. He also helped shape the company's disciplined operating model, driving productivity gains that funded strategic reinvestment. The organization he built has the leadership depth, operating rigor and institutional knowledge to support the company's continued success.
"Steve has been my partner in building PubMatic for fifteen years," said Rajeev Goel, Co-Founder and CEO. " I’ve relied on his judgment through every major decision, and the trust he has earned, inside PubMatic and with our investors, is one of the company’s great assets. He has built a strong leadership team that is well prepared for the growth opportunities ahead. I am deeply grateful for his partnership, his leadership and his friendship."
"Today, I believe PubMatic is in the strongest position I have seen in my fifteen years here, which is what makes this the right time to begin planning my retirement,” said Steve Pantelick, Chief Financial Officer. “I joined PubMatic when it was a small private company, and together with Rajeev and this exceptional team, we have built something I am incredibly proud of: a global public company with a strong financial model, substantial operating flexibility and a culture of disciplined execution. My priority is continuing the momentum we reported today."
The announcement coincides with PubMatic's second quarter 2026 financial results, issued separately today, which included the company's return to double-digit year-over-year revenue growth ahead of schedule and expanded profitability. Additional details regarding the transition will be included in the Company's filings with the Securities and Exchange Commission.
Forward Looking Statements
This press release contains "forward-looking statements" regarding future events, including statements regarding the timing and terms of Mr. Pantelick's transition and retirement, the Company's search for a successor Chief Financial Officer, and the anticipated continuity of the Company's financial leadership and operations during this transition. These forward-looking statements are based on our current expectations and assumptions and may differ materially from actual results due to a variety of factors, including our ability to identify, recruit, and transition a successor Chief Financial Officer in a timely manner or at all; the potential for disruption to our business, financial reporting, or operations during the transition period; and the other risks and uncertainties described in the "Risk Factors" section of our SEC filings, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, available on our investor relations website at https://investors.pubmatic.com and on the SEC website at www.sec.gov. All information in this press release is as of August 6, 2026. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
About PubMatic
PubMatic is the leading AI-powered ad tech company delivering digital advertising performance. Through an intelligent, unified platform that connects buyers, publishers, data partners, and commerce media networks, PubMatic delivers superior performance with greater transparency, control, and efficiency. Since 2006, PubMatic has pioneered major advances in programmatic advertising, from enabling the first OpenRTB transactions to embedding AI-driven optimization and privacy-focused innovation across its platform. With omnichannel scale, proven reliability, and a track record of continuous innovation, PubMatic is building a more intelligent, profitable, and sustainable open internet. Built to Connect. Powered to Perform.
Investor Contact:
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